Exhibit 99.1

   American Technical Ceramics Corp. Announces First Quarter Results

    HUNTINGTON STATION, N.Y.--(BUSINESS WIRE)--Nov. 3, 2003--AMERICAN TECHNICAL CERAMICS CORP. (AMEX Symbol: AMK), a leading manufacturer of high-performance electronic components, including capacitors and thin film circuits for a broad range of commercial and military applications, today announced financial results for the first fiscal quarter.
    Net sales for the quarter ended September 30, 2003 were $12,549,000, essentially flat compared to $12,487,000 in the comparable quarter in fiscal year 2003. Net loss amounted to $783,000, or approximately ($.10) per common share and per common share assuming dilution, for the quarter ended September 30, 2003, compared with net income of $338,000, or approximately $.04 per common share and per common share assuming dilution, for the comparable quarter ended September 30, 2002.
    Management stated that the net loss for the quarter ended September 30, 2003 compared to the net income recorded in the comparable period of the prior fiscal year was primarily due to lower gross profit margins. Gross margins decreased due to higher labor and overhead costs and lower precious metal recovery, partially offset by lower raw material costs.
    Management further stated that the decrease in net sales and net income compared to the immediately preceding sequential quarter was the result of a continuation of the soft business environment coupled with a decline in business levels during the traditional vacation summer months. In addition, net income declined due to reduced precious metal recovery and a reduction in the Company's expected tax benefit.
    Victor Insetta, President and Chief Executive Officer of the Company, said, "The results of last quarter were as expected. We had foreseen that, since most customers are still operating under very short time horizons, business levels would probably decline during the traditional vacation summer months. Bookings for the quarter were approximately $12.3 million, essentially flat compared to the first fiscal quarter of last fiscal year, but 7% greater than the immediately preceding sequential quarter. Based upon what we saw in the first month of the current quarter, I believe this positive bookings trend will continue this quarter."
    The Company invites you to participate in the upcoming conference call with management. The details are as follows:

                       Tuesday, November 4, 2003
                   11:00 A.M. Eastern Standard Time
               TOLL FREE CALL IN NUMBER: 1-888-428-4479

    A replay of the call will be available for approximately two weeks, beginning shortly after the call ends. To hear the replay, the number is 1-800-475-6701 (USA) and 320-365-3844 (International). The
access code is 702611.
    A live webcast of the call will begin at 11:00 am Eastern Standard Time on November 4, 2003. To access the webcast, go to the Company's website, www.atceramics.com, and click on the webcast icon in the Investor Relations section. This webcast will be available for two weeks.

    American Technical Ceramics Corp. designs, develops, manufactures and markets electronic components, including ceramic multilayer capacitors and custom thin film circuits. The Company's products are utilized in a broad range of commercial and military applications, including wireless infrastructure, fiber optics, medical electronics, semiconductor manufacturing equipment and satellite equipment.

    "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995:
    This release may contain forward looking statements that are subject to risks and uncertainties, including, but not limited to, economic and political conditions, the impact of competitive products, product demand and market acceptance risks, changes in product mix, costs and availability of raw materials, fluctuations in operating results, delays in development of highly-complex products, risks associated with international sales and sales to the U.S. military, risk of customer contract or sales order cancellation and other risks detailed from time to time in American Technical Ceramics Corp.'s filings with the Securities and Exchange Commission, including, without limitation, those contained under the caption "Item 1. BUSINESS - CAUTIONARY STATEMENTS REGARDING FORWARD - LOOKING STATEMENTS" in the Company's Annual Report on Form 10-K. These risks could cause American Technical Ceramics Corp.'s actual results for future periods to differ materially from those expressed in any forward looking statements made by, or on behalf of, the Company. Any forward-looking statements represent the Company's expectations or forecasts only as of the date they were made and should not be relied upon as representing its expectations or forecasts as of any subsequent date. The Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, even if its expectations or forecasts change.

          American Technical Ceramics Corp. and Subsidiaries
         ---------------------------------------------------
                 (in thousands, except per share data)

              Condensed Consolidated Balance Sheet Data
              ------------------------------------------
                             September 30, 2003       June 30, 2003
                           ----------------------   ------------------
                               (unaudited)
Cash and Investments                    $11,331              $11,696
Accounts Receivable                       6,496                6,721
Inventories                              15,336               15,144
Current Assets                           36,115               36,490
Total Assets                             62,682               63,548
Current Liabilities                       4,863                5,005
Total Liabilities                        11,358               11,595
Total Stockholders' Equity               51,324               51,953


          Condensed Consolidated Statement of Operations Data
          ----------------------------------------------------

                                           Three Months Ended
                                             (unaudited)
                             -----------------------------------------
                             September 30, 2003    September 30, 2002
                           ---------------------- --------------------
Net Sales                                $12,549            $12,487
Gross Profit                               2,876              4,086
Operating (Loss)/Income                   (1,039)               506
Net (Loss)/Income                           (783)               338
(Loss)/Earnings Per Share:
    Basic                                 $(0.10)             $0.04
    Diluted                               $(0.10)             $0.04
Weighted Average Common Shares Outstanding:
    Basic                                  8,096              8,071
    Diluted                                8,096              8,157

    CONTACT: American Technical Ceramics Corp.
             Kathleen M. Kelly, 631-622-4710
             email: invest@atceramics.com
             or
             The Global Consulting Group
             Allan Jordan, 646-284-9400
             email: ajordan@hfgcg.com